Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-110344, Form S-3 Nos. 333-100994, 333-99213, 333-90416, 333-40555, 333-63911, 333-66448, 333-66717, 333-69677, 333-74509, 333-74654, 333-91903, 333-88185, 333-40726, 333-46420, 333-65735 and 333-63983) of Odetics, Inc. and in the related Prospectuses, and in the Registration Statements (Form S-8 Nos. 333-75728, 333-05735, 333-44907, 333-30396, 333-90416) of our report dated June 8, 2004 with respect to the consolidated financial statements and schedule of Iteris Holdings, Inc. included in this Annual Report (Form10-K) for the year ended March 31, 2004.

/s/ Ernst & Young LLP
Orange County, California
June 28, 2004